UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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LAWSON SOFTWARE, INC.
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LAWSON SOFTWARE, INC.
380 Saint Peter Street
St. Paul, Minnesota 55102-1302

SUPPLEMENTAL INFORMATION TO PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
to be held October 26, 2006

Appointment of Robert A. Schriesheim as Executive Vice President and Chief Financial Officer

On October 3, 2006, we announced that Robert A. Schriesheim has accepted an offer to join the Company as Executive Vice President, Chief Financial Officer and Principal Financial Officer. Mr. Schriesheim joined the Company as a full time employee and Executive Vice President on October 5, 2006 and will assume the role of Chief Financial Officer and Principal Financial Officer on October 11, 2006. Mr. Schriesheim, who is currently a director of the Company, will continue as a director and will continue as a nominee for re-election to the board of directors at the annual meeting of stockholders on October 26, 2006, or at any adjournment thereof. Mr. Schriesheim resigned as a member of the Audit Committee on October 3, 2006 because under Nasdaq rules and the Company’s Corporate Governance Policy, employee directors may not serve on the Audit Committee. After Mr. Schriesheim’s appointment, the Company will continue to have a majority of six independent directors on its board. The Audit Committee of the board will consist of three independent directors, Messrs. Rocca, Chang and Gyenes.

Under an employment agreement which the Company intends to enter into with Mr. Schriesheim, Mr. Schriesheim will receive an annual salary of $400,000 and an annual target bonus of $400,000 under the Company’s Executive Leadership Results Plan. Mr. Schriesheim will also be eligible to receive reimbursement of travel and living expenses of up to $25,000 per year during the next three years plus the amount of federal and state income taxes payable on the reimbursement of those expenses and taxes. The Company will also reimburse Mr. Schriesheim for up to $10,000 of his legal fees incurred in connection with his joining the Company as an employee. Under the employment agreement, if the Company terminates Mr. Schriesheim’s employment, other than for cause, or if he resigns for good reason (e.g. diminution in duties or title as CFO), the Company would pay Mr. Schriesheim severance of one times annual base salary and annual target bonus. As a condition to receiving severance, Mr. Schriesheim would be required to release the Company from all claims and agree to certain non-competition restrictions for twelve months after termination of employment. On October 5, 2006 (his first day of employment), the Company will grant Mr. Schriesheim 1,000,000 nonqualified stock options under the Company’s 1996 Stock Incentive Plan, at an exercise price per share equal to the closing price on Nasdaq on October 4, 2006, expiring on the earlier of ten years after grant or six months after termination of employment. The options will vest as follows during the five-year period after grant, subject to acceleration upon certain events: 20% of the options will vest on the first day of the calendar month that is one year after grant and thereafter 5% each calendar quarter during the second, third, fourth and fifth years after grant. As an executive officer based in the United States, Mr. Schriesheim will also be eligible to participate as a “Tier 1 Executive” under the Company’s Executive Change in Control Severance Pay Plan for Tier 1 Executives (the “Tier 1 Plan”). For a Tier 1 Executive to be eligible for a payout under the Tier 1 Plan, there must be (1) a Change in Control of the Company (as defined in the Tier 1 Plan) and (2) during the two-year period after a Change in Control, the Tier 1 Executive must either be terminated (other than for cause) or elect to terminate for good reason. The severance payment under the Tier 1 Plan is currently two times annual base salary and two times the yearly average of the last three fiscal years incentive compensation earned (or annual target for persons employed under one year). Any severance payments under the Tier 1 Plan are reduced by the amount of severance payable under any employment agreement or other arrangement. As a condition to receiving severance under the Tier 1 Plan, the Tier 1 Executive would be required to release the Company from all claims and agree to certain non-competition restrictions for twelve months after termination of employment. Mr. Schriesheim will be eligible to receive compensation as an outside director of the Company until October 5, 2006 when he became an employee of the Company. After October 5, 2006, in accordance with the Company’s policies, Mr. Schriesheim will not receive any additional compensation for his service on the board of directors.

There is no written agreement under which Mr. Schriesheim will be entitled to be nominated or serve as a member of the board of directors of the Company.

Settlement Agreement with Former Chief Operating Officer

On July 27, 2006, we announced that we would no longer have the position of chief operating officer effective July 24, 2006. That position had been held by Bertrand Sciard since the close of our acquisition of Intentia International A.B. on April 24, 2006. In September 2006, Mr. Sciard’s employment terminated and he resigned as an officer and director of each Lawson subsidiary where he held those positions. On September 28, 2006, one of our subsidiaries, Lawson International A.B., and Mr. Sciard entered into a settlement agreement, under which Mr. Sciard: (1) has released Lawson from any liability or claims pertaining to his employment and position as an officer or director of each applicable Lawson subsidiary, (2) has agreed that during the next six months, he will not induce any current employees of Lawson to terminate their employment and (3) will receive from Lawson a total of 1,816,449 euros, which includes 1,740,616 euros as a settlement indemnity calculated, in part, on the basis of the severance obligations under his amended employment agreement, 38,333 euros in holiday pay, and 37,500 euros as his agreed bonus for the three months ended August 31, 2006. Lawson will also reimburse Mr. Sciard for 15,000 euros in legal fees and pay his medical and insurance benefits for 18 months. Lawson will pay approximately 550,000 euros in employer-related taxes as a result of this settlement.

Correction to Proxy Statement

Footnotes (4) and (1) to the respective tables on pages 14 and 15 of our Proxy Statement dated September 18, 2006, noted that our chief executive officer, Harry Debes, joined the Company on June 2, 2006. As correctly explained on page 17 of the Proxy Statement, Mr. Debes joined the Company on June 2, 2005.

October 4, 2006